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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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                             ERLY INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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                          [ERLY INDUSTRIES INC. LOGO]

                               September 10, 1997

Dear Fellow Shareholder:

You have probably received from the Powell Group proxy material soliciting your vote to remove your Board of Directors and to elect their own slate of handpicked nominees to run your Company. The Powell Group includes Noble Trenham, his stock brokerage firm First Global Securities, Inc., Nanette Kelley, her private holding company The Powell Group, and its subsidiary Farmers Rice Milling, Inc., a direct competitor of ERLY's subsidiary American Rice, Inc.

WE URGE YOU TO DISREGARD THE POWELL GROUP'S PROXY MATERIAL.

Nanette Kelley and Noble Trenham are opportunistic dissidents who distort the truth and seek to enrich themselves at the expense of other shareholders. Mr. Trenham and his firm own only twelve shares of ERLY stock but will be paid over $500,000 by Ms. Kelley's company if the Powell Group wins control of ERLY--at your expense since Ms. Kelley intends to pass all of the Powell Group's costs on to ERLY. Ms. Kelley and her company own only 3.6% of the outstanding shares of the Company--which they bought just six months ago at a price well below the current market price.

WE ALSO URGE YOU TO READ THE ENCLOSED ERLY INDUSTRIES 1997 ANNUAL
REPORT.

You will then see the results of your Management's successful implementation of a farsighted program to diversify and strengthen the Company's business. And you will understand the extent to which many of the Powell Group's claims are simply false.

You will see, for example, that in the last five years, under the direction of the current Board of Directors, ERLY has achieved compound annual growth rates of:

                                    19% in Net Sales
                                    34% in Operating Profits
                                    311% in Shareholders' Equity

This is a record matched by few other companies, public or private. Nothing is known of the Powell Group's ability to manage similar growth because their experience is limited to private companies in which they have had no responsibility to public shareholders and in which their financial statements and accounting methods are not subject to public scrutiny. But we do know that not one of their nominees has had any experience running an international agribusiness of the size and complexity of your Company. Nonetheless, the Powell Group is attempting to gain control of your Company by making misleading statements to get your proxy or your vote. Don't be confused. Just take a look at the FACTS compared to the Powell FICTION.

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                                STOCK PERFORMANCE

Powell FICTION:     The Powell Group claims that ERLY stock has "woefully under performed the stock market."

The FACT:           For the five fiscal years ended March 31, 1997, ERLY's
                    stock outperformed the average return for Nasdaq (U.S.
                    companies) by approximately 50% and the average return for S&P Food Products Index by over 62%.

                              MANAGEMENT EXPERIENCE

Powell FICTION:     The Powell Group wants to replace your current Board of
                    Directors with their purportedly highly-qualified and experienced nominees.

The FACT:           The Powell Group nominees have absolutely no experience in managing a publicly-held international agribusiness like
                    ERLY. They also have no meaningful experience in marketing and selling branded food products in domestic or international markets. Whatever experience Ms. Kelley has is with a private company that has no accountability to public shareholders and is not subject to public scrutiny of its financial statements or accounting methods. By comparison, your Management has an aggregate of over 230 years of experience in the food business, including a wealth of experience in marketing and selling branded food products in domestic and international markets.

                             MANAGEMENT'S PROPOSALS

Powell FICTION:     ERLY's management is seeking to reduce shareholders' rights by proposing to eliminate cumulative voting and shareholder action by written consent.

The FACT:           On the contrary, your Management is giving up its right to ensure the election of at least two members of the Board of Directors through cumulative voting. Your Management is willing to surrender this power so that the Board of Directors will not be hampered by divisiveness or a potential conflict of interest as a result of the election of one or more hostile directors by the Powell Group based on proxies from a minority of shareholders. The proposed elimination of shareholder action by written consent is in direct response to the Powell Group's original proposal to remove directors by written consent and to call a special meeting to elect new directors, a proposal which would have left ERLY without a Board of Directors for an indefinite period of time.



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                                   CREDIBILITY

Powell FICTION:     The Powell Group has gone to great pains to review our
                    performance over the past ten years. This may lead you to believe that they are long-term investors.

The FACT:           The Powell Group purchased their shares in a private
                    transaction arranged by Mr. Trenham just six months ago, at a price which was well below today's market price. We don't believe that they are in for the long haul-- rather they are trying not only to get on the band wagon, but to drive away with it as well.

Powell FICTION:     The 3.6% of the outstanding shares that the Powell Group
                    purchased six months ago is an indication of what they have at stake.

The FACT:           You should be aware that three of the five Powell Group's
                    nominees for the Board of Directors - namely, Messrs.
                    Cafiero, Seale and Spain - do not individually own a single share of ERLY Industries. By contrast, your Management collectively own almost 38% of the outstanding shares of the Company, more than ten times the stake of the remaining members of the Powell Group, and therefore have ten times more to lose if the Company doesn't prosper - WE ARE NOT
                    SHORT TERM OPPORTUNISTS. The current directors of ERLY are
                    Doug Murphy, Bill Burgess, Bill McFarland, Al Wiener and myself, Gerry Murphy. And our long-term interest in enhancing shareholder value is evident by the growth of the Company under our leadership.

Powell FICTION:     The Powell Group is committed to representing and maximizing the value of your investment.

The FACT:           The Powell Group is not even committed to telling you the
                    truth. They are willing to hold out false promises and mislead you to get your vote. Here are just a few examples:

              - On July 17, 1997, Ms. Kelley confronted your Management with her demand to take control of the Board by misrepresenting that she controlled the vote of 51% of the outstanding shares of the Company. In truth, she and her affiliates actually controlled only a small minority of outstanding shares.

              - A week later, in a document filed with the Securities and Exchange Commission, Ms. Kelley claimed that the Powell Group was one of the largest privately-owned companies in the southern United States, a blatantly untrue claim which the Powell Group has since not dared to repeat in print after the SEC questioned the basis for that statement. Ms. Kelley now apparently claims that the net worth of her private holding


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                    company, The Powell Group, is only twice that of ERLY and
                    its subsidiaries and that Farmers Rice has annual sales of $50 million, or about 8% of ERLY's consolidated sales for fiscal 1997.

              - Various statements and materials distributed by the Powell Group highlight operational experience in the rice business; yet, other statements self- servingly deny any competitive industry conflicts of interest between ERLY and the Powell Group. In fact, the Powell Group's rice-milling subsidiary is a direct competitor of American Rice, Inc., ERLY's subsidiary. Both entities compete for rice from the same farmers in Louisiana and Farmers Rice is a supplier of rice to a major competitor of American Rice in Haiti. There would clearly be numerous conflicts of interest if both entities were managed by the same individuals.

              - A recent press statement by the Powell Group deliberately attempts to prejudice your perception of your Management by claiming that the Company spends $1,000,000 a year "to rent a penthouse on Wilshire Boulevard." The fact is that the Company occupies typical corporate office space in Los Angeles (where it has been headquartered for over 25 years) which not only houses the corporate headquarters but also personnel involved in the Company's west coast operations for an annual rent of approximately $300,000. Management believes that the rent is reasonable in relation to the prevailing rental rates for comparable office facilities.

              - The Powell Group has claimed that it can refinance $99,000,000 of outstanding mortgage notes of American Rice, Inc. at a lower interest rate. However, the mortgage notes cannot be refinanced at a lower interest rate since they are not currently redeemable and there are substantial prepayment penalties if the notes are prepaid in any event. Further, the prepayment of the notes would result in a write-off and charge against earnings of approximately $5,000,000 of deferred offering costs.

              - The Powell Group have said they intend to install Nanette Kelley as chief executive officer and John Spain (one of Ms. Kelley's employees) as managing director of the Company if they win control. Until two years ago, Mr. Spain was manager of a television station in Baton Rouge, Louisiana. He has never run a company like ERLY and has already admitted that neither he nor Ms. Kelley knows anything about the international rice business, a major part of the Company's total business. Ms. Kelley, who is 38 years old, inherited her family-owned company. She also has never run a company like ERLY.

              - The Powell Group have said they will relocate the Company's rice business from Houston, Texas, and its corporate and west coast operations headquarters from Los Angeles, California, to Baton Rouge, Louisiana, Ms. Kelley's home town, if they win control of ERLY. The


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                    success of ERLY, like that of all businesses, is totally
                    dependent on the skill, experience, and dedication of its people and the relations of its people with customers and suppliers. The actions the Powell Group intend to take if they win control of the Company will undoubtedly result in the loss of a number of loyal employees who are vital to the Company's operations. This is particularly important in the Company's international markets, where the Powell Group admits it has no knowledge or experience, and where experience, knowledge, and personal relationships with customers and suppliers are even more critical than in domestic markets.

               - The Powell Group have said that they expect to spend $750,000 in their takeover attempt. We assume they may spend even more than that since we are aware they are flying around the country in a private airplane and staying in first-class hotels for meetings with shareholders. If the Powell Group win control of the Company, they intend to force the Company to reimburse Ms. Kelley's company for all of their expenses without even asking for shareholder approval. Most of that money, $505,000 plus expenses, will go to Mr. Trenham's firm for help in soliciting proxies. The Company simply cannot afford to pay all of those expenses, not to mention the impact it would have on earnings and stock value. Ms. Kelley wants to take control of your Company at your expense without having to bear any of the costs of the proxy contest that she and Mr. Trenham have initiated.

               - The Powell Group claim that the Company has lost its Saudi Arabia rice market because of litigation with a rice processor. That is simply not true. The Company has alternative processing sources and is continuing to market and sell its branded rice products in the Saudi Arabia market without any reduction in volume.

               DON'T BE PRESSURED OR DECEIVED BY THE POWELL GROUP

You will shortly be receiving your Management's proxy material in which these issues will be explained in greater detail. We urge you to read the material carefully. Once you have done so, please mark the WHITE proxy card by voting FOR each of our proposals and sign, date and return it in the envelope provided. We appreciate your ongoing support.

If you have any questions or comments, please feel free to call MacKenzie Partners, Inc. which is assisting us with our solicitation, at (800) 322-2885.

Sincerely,

/s/ GERALD D. MURPHY
Gerald D. Murphy
Chairman

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